Exhibit 99.1

ARES MANAGEMENT, L.P. REPORTS FIRST QUARTER RESULTS

LOS ANGELES—(BUSINESS WIRE)— Ares Management, L.P. (NYSE:ARES) today reported its financial results for its first quarter ended March 31, 2016.

•                  Total assets under management (“AUM”) of $93.5 billion

•                  $3.0 billion in gross capital raised during the three months ended March 31, 2016

•                  Available Capital of $23.0 billion

•                  AUM Not Yet Earning Fees of $16.5 billion

•                  Fee related earnings of $39.0 million for the three months ended March 31, 2016

•                  Economic net income of $24.1 million on a pre-tax basis for the three months ended March 31, 2016

–                 Economic net income after tax of $16.6 million, or $0.08 per unit, for the three months ended March 31, 2016

•                  Distributable earnings of $41.3 million for the three months ended March 31, 2016

–                 Distributable Earnings after tax per common unit of $0.15 for the three months ended March 31, 2016

•                  GAAP net loss attributable to Ares Management, L.P. of $3.1 million for the three months ended March 31, 2016

“We continued our fundraising success into 2016 with $22.9 billion in gross capital raised in the last twelve months, with the majority coming from existing clients,” said Tony Ressler, Chairman and Chief Executive Officer of Ares. “The  fundamental drivers of our business - fundraising, investing and fund performance - continue to remain strong and we believe we are well positioned to expand our platform and create value for a growing base of investors, particularly as investors continue to seek alternative solutions that are poised to take advantage of periods of market volatility.”

Ares reported an increase in AUM and Fee Earning Assets Under Management (“FEAUM”) of 7.6% and 1.4%, year over year, to $93.5 billion and $66.6 billion, respectively. First quarter gross new capital raised totaled $3.0 billion, primarily driven by fundraising in the Private Equity Group, bringing the total gross capital raised for the twelve months ended March 31, 2016 to $22.9 billion. Of the $3.0 billion raised during the first quarter, $2.7 billion was comprised of equity commitments and $0.3 billion was in debt commitments. Furthermore, $0.5 billion is already earning fees and another $2.4 billion is expected to become FEAUM upon deployment or initiation of the fund investment period.

“We have a record level of available capital totaling $23.0 billion, including $16.5 billion of capital not yet earning fees and not reflected in our earnings,” said Michael Arougheti, President of Ares. “This available capital leaves us well positioned to grow our future management fees and fee related earnings over time as we invest and create long term value for our investors.”

Distribution

Ares declared a quarterly distribution of $0.15 per common unit, payable to common unitholders of record at the close of business on May 24, 2016, payable on June 7, 2016.

Additional Information

Ares issued a full detailed presentation of its first quarter 2016 results, which can be viewed at www.aresmgmt.com on the Investor Resources section of our home page under Presentations and Reports. The presentation is titled First Quarter 2016 Earnings Presentation. We also filed our First Quarter 2016 Earnings Presentation on Form 8-K and our Quarterly Report on Form 10-Q for the three months ended March 31, 2016 with the U.S. Securities and Exchange Commission on May 10, 2016.

Conference Call and Webcast Information

Ares will host a conference call on May 10, 2016 at 12:00 p.m. ET to discuss first quarter 2016 results. All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of our website at http://www.aresmgmt.com or by dialing (888) 317-6003 (U.S. domestic) or +1 (412) 317-6061 (international), pass code 6225195# and reference “Ares Management, L.P.”All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available through June 8, 2016 by dialing (877) 344-7529 (U.S. domestic) or +1 (412) 317-0088 (international), pass code 10083210.

About Ares Management, L.P.

Ares Management, L.P. is a publicly traded, leading global alternative asset manager with approximately $94 billion of assets under management as of March 31, 2016 and more than 15 offices in the United States, Europe and Asia. Since its inception in 1997, Ares has adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns throughout market cycles. Ares believes each of its three distinct but complementary investment groups in Credit, Private Equity and Real Estate is a market leader based on assets under management and investment performance. Ares was built upon the fundamental principle that each group benefits from being part of the greater whole. For more information, visit www.aresmgmt.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Management, L.P. undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

Nothing in this press release constitutes an offer to sell or solicitation of an offer to buy any securities of Ares or an investment fund managed by Ares or its affiliates.

Investor Relations Contacts

Carl Drake	Veronica Mendiola	Cameron Rudd
Head of Public Investor Relations/Communications	Vice President-Investor Relations	Associate-Investor Relations
cdrake@aresmgmt.com	vmendiola@aresmgmt.com	crudd@aresmgmt.com
(800) 340-6597